Exhibit 2.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of August 5, 2015 by and between CHIMERA INVESTMENT CORPORATION, a Maryland corporation (the “Company”), FIXED INCOME DISCOUNT ADVISORY COMPANY, a Delaware corporation (the “Consultant”) and solely for the purposes described on its signature page hereto, RCAP SECURITIES, INC., a Maryland corporation.

RECITALS

WHEREAS, the Company and the Consultant are parties to that certain Amended and Restated Management Agreement, dated as of August 8, 2014 (the “Management Agreement”);

WHEREAS, the Company and the Consultant have mutually agreed to terminate the Management Agreement as described herein; and

WHEREAS, pursuant to this Agreement, during the Transition Period, the Consultant will provide to the Company the Transition Services.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.  As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Access Obligations” has the meaning set forth in Section 4(e).

“Actual Cost” means, with respect to any Transition Service provided by the Consultant during any Extension Term, the actual cost to the Consultant of providing such Transition Service, which shall approximate the Consultant’s historical cost prior to the Effective Time of providing such Transition Service under the Management Agreement.

“Administrative Services Agreement” means that certain Administrative Services Agreement between the Company and RCap Securities, Inc.

“Affiliate” means with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person, except that, for all purposes of this Agreement, (i) the Company shall not be deemed an Affiliate of the Consultant, Annaly Capital Management, Inc., Annaly Management Company LLC or any of their respective Affiliates, and (ii) Annaly Management Company LLC shall be deemed an Affiliate of the Consultant for all purposes hereunder. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Bill of Sale” has the meaning set forth in Section 4(c).

“Board of Directors” means the Board of Directors of the Company.

“Company” has the meaning set forth in the preamble hereto.

“Company Exclusive Information” has the meaning set forth in Section 4(e).

“Company Indemnified Party” has the meaning set forth in Section 11(b).

“Confidential Information” has the meaning set forth in Section15.

“Consultant” has the meaning set forth in preamble hereto.

“Consultant Indemnified Party” has the meaning set forth in Section 11(a).

“Credited Amount” has the meaning set forth in Schedule A.

“Designated Representative” has the meaning set forth in Section 5.

“Disclosing Party” has the meaning set forth in Section 15.

“Effective Time” has the meaning set forth in Section 2(a).

“Effective Time Employee” means each of the individuals set forth on Schedule B.

“Encumbrances” means liens, security interests, security agreements, conditional sale or other title retention agreements, leases, pledges, equities, proxies, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, assessments, attachments, licenses, options or title defects of any kind whatsoever, or any agreement to give any of the foregoing.

“Expenses” has the meaning set forth in Section 6(b).

“Extension Notice” has the meaning set forth in Section 8.

“Extension Term” has the meaning set forth in Section 8.

“Force Majeure Event” has the meaning set forth in Section 19.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any court, tribunal, arbitrator, arbitration panel, entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“HR and Administrative Services” means those services and activities described in Sections 2(b)(vii) and (viii) of the Management Agreement (but excluding, for all purposes, the employment of  any Effective Time Employee).

“Indemnitee” has the meaning set forth in Section 11(b).

“Indemnitor” has the meaning set forth in Section 11(c).

“Initial Termination Date” has the meaning set forth in Section 8.

“Investment Advisory Services” means those services and activities described in Sections 2(b)(i) through (vi), (xi), (xiv) through (xvii), (xxii), (xxv) and (xxvi) of the Management Agreement, Portfolio Management Services and Monitoring Services (each as defined in the Management Agreement).

“Investor Relations Services” means those services and activities described in Section 2(b)(ix) of the Management Agreement.

“Law” means any statute, law, rule, regulation, code, ordinance, order, or binding directive of any Governmental Authority, in each case as in effect as at the applicable time.

“Legal and Compliance Services” means those services and activities described in Sections 2(b)(xiii), (xviii) (solely as it relates to legal-related matters; provided, that the retention of any legal counsel after the Effective Time shall require the prior express written consent of the Company’s Board of Directors), (xix), (xx) and (xxiii) of the Management Agreement.

“Management Agreement” has the meaning set forth in the Recitals hereto.

“Net Worth” means, at any time with respect to any Person, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) which would appear on the balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

“Non-disclosing Party” has the meaning set forth in Section 15.

“Other Services” means those services and activities provided by the Consultant to the Company under the Management Agreement other than the HR and Administrative Services, the Investment Advisory Services, the Investor Relations Services, the Legal and Compliance Services, the Reporting Services and the Tax and Accounting Services, excluding services relating to electronic systems and information technology.

“Party” means a party to this Agreement.

“Person” means an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing, or other entity or organization.

“Reporting Services” means (a) those services and activities described in Sections 2(k) and 2(l) of the Management Agreement and (b) middle office and valuation services.

“Restrictive Period” has the meaning set forth in Section 16.

“Service Costs” has the meaning set forth in Section 6(a).

“Share Repurchase Agreement” means that certain Share Repurchase Agreement, dated as of the date hereof, by and between the Company and Annaly Capital Management, Inc., an Affiliate of the Consultant.

“Subcontractors” has the meaning set forth in Section 4(b).

“Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

 “Tax and Accounting Activities” means those services and activities described in Sections 2(b)(xii), (xviii) and (xxi) (solely as it relates to accounting and tax-related matters; provided, that the retention of any qualified accountants after the Effective Time shall require the prior express written consent of the Company’s Board of Directors).

“Termination Date” means the date on which this Agreement, including any Extension Terms, terminates in accordance with Section 8.

“Transaction Documents” means this Agreement, the Share Repurchase Agreement and the Bill of Sale.

“Transfer Obligations” has the meaning set forth in Section 4(e).

“Transferred IT Equipment and Software” has the meaning set forth in Schedule C.

“Transition Period” means the period from (and including) the date hereof until the Termination Date.

“Transition Services” has the meaning set forth in Section 4(a).

2. Termination of Management Agreement and Related Matters.

(a) Effective as of 12:01 a.m. on the date hereof (the “Effective Time”), each of the Management Agreement and the Administrative Services Agreement is hereby terminated in its entirety, provided that (i) the provisions of Sections 8 (Compensation) and 9 (Expenses of the Company) of the Management Agreement shall survive such termination to the extent of any compensation earned or expenses incurred or payable by the Manager (as defined in the Management Agreement) prior to the Effective Time and the obligations of the Manager (as defined in the Management Agreement) under Section 9 of the Management Agreement to pay expenses incurred in connection with the Evaluation, Restatement and Investigation (each, as defined in the Management Agreement) shall survive such termination until all such obligations are fully discharged, and (ii) the provisions of Section 11 (Limits of Manager Responsibility; Indemnification) of the Management Agreement shall survive as to any claim arising or resulting from events occurring prior to the Effective Time.

(b) The Company acknowledges and agrees that from and after the Effective Time the Consultant shall no longer be the “investment adviser” of the Company for purposes of the Investment Advisers Act of 1940, as amended, and that the Consultant’s duties and obligations to the Company from and after the Effective Time shall be limited to only those expressly set forth in the Transaction Documents.

3. Personnel Matters.

(a) In connection with the termination of the Management Agreement as described in Section 2 above, the Company has made offers of employment to each Effective Time Employee, and each Effective Time Employee has accepted such offer of employment.  The Consultant or one of its Affiliates, as applicable, shall be solely responsible for all obligations and liabilities of all of its employees during the period of their employment with the Consultant or such Affiliate, including without limitation each Effective Time Employee, and the Company shall be solely responsible for all obligations and liabilities for each Effective Time Employee arising on or after the Effective Time.

(b) To the extent applicable to any Effective Time Employee, the Consultant hereby waives, on its behalf and on behalf of its Affiliates, any restrictive covenant, including without limitation any non-competition and non-solicitation obligations and any other covenant that could impede the ability of such Effective Time Employee to perform his or her duties for the Company, but excluding in all cases any restrictive covenant relating to non-disclosure of Confidential Information of the Consultant or any of its Affiliates, made by any Effective Time Employee prior to the Effective Time in favor only of the Consultant or any of its Affiliates.

(c) With respect to each grant of restricted common stock made by the Company to any employee of the Consultant or its Affiliates (other than any Effective Time Employee) prior to the Effective Time under the Company’s Equity Incentive Plan, the Company shall take all necessary actions to cause all shares of restricted common stock subject to such grants to fully and finally vest within thirty (30) days of the date hereof.

4. Appointment; Sale of Certain Assets.

(a) Subject to Section 4(b) below and the terms and conditions of this Agreement, during the Transition Period the Consultant shall provide to the Company each service listed and described on Schedule A (each, a “Transition Service” and collectively, the “Transition Services”).

(b) The Consultant may use contractors, subcontractors, vendors or other third parties under contract with the Consultant (collectively, “Subcontractors”) to provide some or all of the Transition Services; provided, that any such use of a Subcontractor shall be subject to the prior written consent of the Company’s Board of Directors.  In the event that the Consultant uses any Subcontractors to perform any Transition Services, the Consultant shall remain responsible for the Transition Services provided by each Subcontractor to the same extent as if the Consultant had performed the Services itself.  The retention of any Subcontractor pursuant to this Section 4(b) shall not result in increased cost to the Company for any Transition Service, and any such increase over the cost of such Transition Service prior to the retention of such Subcontractor shall promptly be reimbursed to the Company by the Consultant.

(c) In connection with the provision of the Transition Services, the Consultant hereby fully and absolutely assigns, transfers, conveys and delivers to the Company the Transferred IT Equipment and Software effective as of the Effective Time, and will execute and deliver a Bill of Sale (the “Bill of Sale”) and any other instrument reasonably requested by the Company evidencing such assignment, transfer, conveyance and delivery.  The Bill of Sale shall be attached hereto as Exhibit A.

(d) The Company shall use its good faith, commercially reasonable efforts to internalize its management so that all Transition Services provided hereunder have been discontinued by December 31, 2015, and the Consultant shall provide any assistance or advice within the scope of the Transition Services reasonably requested by the Company to achieve this goal.

(e) Subject in each case to the provisions of Section 4(f):  Any business records, contracts or other information, whether in paper and/or electronic format, that relates exclusively to the business of the Company (such records, contracts and other information, “Company Exclusive Information”) shall become the property of, and shall be transferred (such obligation to transfer, the “Transfer Obligations”) to the Company as of the Effective Time.  For the avoidance of doubt, all intellectual property rights included in such business records, contracts or other information shall also be transferred to the Company as of the Effective Date.  The parties acknowledge that the Consultant or one or more of its Affiliates may retain other business records, contracts and other information, in paper and/or electronic format, that is required by applicable Law to be retained by either Party or that relates to or is otherwise necessary or useful to the Company’s business operations.  The Consultant will make such business records, contracts and other information promptly available to the Company for inspection and copying upon the Company’s request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) for any reasonable business purpose of the Company (such obligations to make such information available, the “Access Obligations”), including but not limited to (i) complying with reporting, filing or other requirements related to the conduct of its business and imposed on the Company by any Governmental Authority; (ii) asserting or defending any claims or allegations in any arbitration or in any administrative or legal proceeding related to the Company’s business; or (iii) performing its obligations under this Agreement.  The Consultant and its Affiliates shall each maintain all of the foregoing business records, contracts and other information in accordance with normal document retention, data security, confidentiality and other similar policies and if the Consultant or its Affiliate desires to destroy or dispose of any of the foregoing which are material to the Company at any time prior to the seventh anniversary of the date hereof, the Consultant or its Affiliate will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the Company, if permitted by applicable Law.  Subject to applicable Law, the Consultant or its Affiliate agrees to make available to the Company, for inspection and use (including copying) by the Company, all employment and personnel records (including medical records) and other information relating to any Effective Time Employee, to the extent such records and other information remain the property of the Consultant or any of its Affiliates.

(f) The parties hereto agree that:

(i) the Consultant shall be deemed to have satisfied its Transfer Obligations and Access Obligations under Section 4(e) if (a) with respect to all Company Exclusive Information that is stored electronically (other than any such information contained in e-mail related files), the Consultant provides the Company with electronic copies of such information in the same electronic format in which it is stored by the Consultant, (b) with respect to all Company-related information stored electronically in the e-mail related files of any Effective Time Employee, the Consultant provides the Company with electronic copies of such e-mail related files in the same electronic format in which it is stored by the Consultant, (c) with respect to all Company-related information stored electronically other than as described in clauses (i)(a) and (i)(b) above, including all of such information stored electronically in the e-mail related files of employees of the Consultant and its Affiliates who are not Effective Time Employees, upon request (it being agreed that any such request may be made only with respect to any such information that remains, or is reasonably expected to be, relevant to the ongoing business of the Company) the Consultant utilizes commercially reasonable electronic search techniques to identify any such relevant information and provides the Company with electronic copies of the relevant files in the same electronic format in which it is stored by the Consultant, and (d) with respect to all Company-related information that is stored physically, the Consultant shall provide for reasonable access to the facilities at which such information is stored for purposes of inspection and making copies as described in Section 4(e);

(ii) the Consultant shall not be obligated to incur any out-of-pocket costs or expenses payable to a third party in connection with the obligations described in Section 4(e) unless the Company has agreed to reimburse such costs and expenses upon demand;

(iii) nothing in Section 4(e) shall be interpreted to require the Consultant to provide the Company or any of its employees, agents or representatives access to any electronic system of the Consultant or any of its Affiliates for any purpose;

(iv) to the extent the Consultant or any of its Affiliates is obligated by applicable Law to receive an undertaking or other agreement from the Company in connection with any transfer of information contemplated by Section 4(e), the Consultant shall be under no obligation to provide such information until and unless such undertaking or other agreement has been received; and

(v) the access to such information shall be during normal business hours and shall be subject to such reasonable limitations as the Consultant or its Affiliate may impose to preserve the confidentiality of information contained therein, including without limitation any redaction of information contained therein that does not relate to the Company.

5.    Standard of Performance; Cooperation.  The Consultant shall perform each Transition Service in compliance with all applicable laws and at the same level, quality and time frame at which such Transition Service was previously provided to the Company under the Management Agreement.  Subject to the other provisions of this Agreement, the Company and the Consultant agree to cooperate with each other in good faith in all matters relating to the provision and receipt of the Transition Services.  The Company and the Consultant shall each appoint one representative (each, a “Designated Representative”) who shall have primary responsibility for administration of this Agreement and for coordinating the respective party’s personnel with respect to the Transition Services.  The Company hereby appoints Rob Colligan and the Consultant hereby appoints Glenn Votek as the Designated Representative for the respective party.  If either party wishes to appoint a different individual as its Designated Representative, it shall give written notice thereof to the other party, which notice shall include the name and contact information of the new appointee.  Each party must appoint a Designated Representative at all times during the term of this Agreement.

6. Payment Terms; Expense Reimbursement.

(a) In consideration for the Transition Services, the Company shall pay the Consultant the monthly amount set forth on Schedule A (the “Service Costs”), within 30 days following invoice therefor by the Consultant; provided that the Service Cost for each Transition Service provided by the Consultant during any Extension Term shall equal (i) with respect to the first Extension Term (if any), the Actual Cost to the Consultant of providing such Transition Service, (ii) with respect to the second Extension Term (if any), the product of (A) the Actual Cost to the Consultant of providing such Transition Service, and (B) 125%, and (iii) with respect to the third Extension Term (if any), the product of (A) the Actual Cost to the Consultant of providing such Transition Service, and (B) 150%.  The Company and the Consultant shall cooperate in good faith to determine the Actual Cost to the Consultant of any Transition Service provided during any Extension Term.  Notwithstanding the foregoing, no amount of Service Costs shall be owed or payable by the Company hereunder unless and until the aggregate amount of Service Costs owed and payable hereunder exceeds the Credited Amount, and then only amounts of Service Costs in excess of the Credited Amount shall be payable.  Within ten days following the expiration of any Extension Term, the Consultant shall provide a detailed invoice to the Company for the Service Costs incurred during such Extension Term, with the Service Costs shown for each Transition Service.  The Consultant will provide to the Company and its officers, employees, counsel and other representatives, upon request, reasonable access to its officers and employees and reasonable access for inspection and copying of business records, contracts and any other information useful or necessary to verify the accuracy and reasonableness of the amounts charged to the Company for the Transition Services during any Extension Term.  The access to business records and contracts contemplated by this Section 6(a) shall be during normal business hours.  The Company shall pay all taxes (excluding those on the Consultant’s net income), duties, levies, shipping charges and other similar charges (and any associated interest and penalties not incurred due to the action or inaction of the

Consultant) relating to the sale, transfer of ownership, installation, license, use or provision by the Consultant of the Transition Services.

(b) The Company shall pay all of its expenses and shall reimburse the Consultant for documented out-of-pocket expenses of the Consultant incurred on its behalf (collectively, the “Expenses”), which shall be charged by the Consultant consistent with historical practice prior to the Effective Time, excepting those expenses that are specifically the responsibility of the Consultant as set forth herein.  Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following (but in each case only to the extent applicable):

(i) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Investments (as defined in the Management Agreement);

(ii) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company by providers retained by the Consultant;

(iii) the compensation of the Independent Directors (as defined in the Management Agreement) and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv) costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company;

(v) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for the Company;

(vii) reasonable out-of-pocket expenses incurred by managers, officers and employees of the Consultant for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers and employees of the Consultant in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company;

(viii) costs and expenses incurred with respect to the Company’s market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix) compensation and expenses of the Company’s custodian and transfer agent, if any;

(x) the costs of the Company’s maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi) all taxes and license fees imposed on the Company;

(xii) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Consultant elects to carry for itself and its employees;

(xiii) costs and expenses incurred in contracting with third parties, including Affiliates of the Consultant, for the servicing and special servicing of assets of the Company;

(xiv) all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xv) expenses relating to any office(s) or office facilities of the Company, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or Investments separate from any office or offices of the Consultant;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Company’s Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency; and

(xviii) all other out-of-pocket expenses actually incurred by the Consultant which are reasonably necessary for the provision by the Consultant of the Transition Services under this Agreement.

       The Consultant may, at its option, elect not to seek reimbursement for certain expenses during a given monthly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.  Except as noted above, the Consultant is responsible for all costs incident to the performance of its duties under this Agreement, including compensation of the Consultant’s executives and employees and other related expenses and overhead (except those expenses that are specifically the responsibility of the Company as set forth herein).  The provisions of this Section 6 shall survive the Termination Date to the extent of any compensation earned or expenses incurred by the Consultant prior to the Termination Date, and the Consultant shall be entitled to receive from the Company within sixty (60) days after the Termination Date all amounts owed (including unpaid reimbursements of expenses) to it by the Company under this Section 6.

(c) The Consultant shall promptly pay to the Company any administration or other fee or amount received by or credited to the Consultant by United Healthcare Company, or any affiliate or agent or otherwise thereof, in connection with any COBRA services provided to the Company or to the Consultant on the Company’s behalf or at the direction of the Consultant.

7. Release of Money or Other Property.  The Consultant agrees that any money or other property of the Company held by the Consultant under this Agreement shall be held by the Consultant as custodian for the Company, and the Consultant’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company.  The Consultant shall release all such money and other property to the Company promptly on the earlier to occur of (i) the receipt by the Consultant of a written request signed by the Designated Representative or a duly authorized officer of the Company requesting such release or (ii) the Termination Date.

8. Term.  This Agreement shall terminate on December 31, 2015 (the “Initial Termination Date”), provided that the Company may extend this Agreement for all or a portion of the Transition Services, at its sole option, for successive one-month periods (each such period an “Extension Term”) not to exceed three months following the Initial Termination Date.  The Company may extend this Agreement in accordance with this Section 8 by giving a written notice thereof (each an “Extension Notice”) to the Consultant not less than ten days prior to the Initial Termination Date or the expiration of the then current Extension Term, as applicable, which notice shall specify the Transition Services that the Consultant shall provide during the Extension Term.  For the avoidance of doubt, during any Extension Term, the Company shall only be liable to pay to the Consultant the Service Costs for the Transition Services set forth in the Extension Notice relating to such Extension Term.  Notwithstanding the foregoing, nothing herein shall relieve any party to this Agreement from liability for any breach of this Agreement, and Section 2(a), Section 4(e), Section 6 (Payment Terms; Expense Reimbursement), this Section 8 (Term), Section 9 (Action upon Termination), Section 11 (Limits of Consultant Responsibility; Indemnification), Section 15 (Confidentiality), Section 16 (Non-Solicitation), Section 17 (Notices), Section 20 (No Third Party Rights), Section 21 (Severability), Section 22 (Construction), Section 23 (Entire Agreement), Section 24 (Indulgences not Waivers), Section 26 (Titles not to Affect Interpretation), Section 27 (Execution in Counterparts), Section 28 (Specific Performance) and, only for the period set forth therein, Section 29 (FIDAC Net Worth) shall survive any termination of this Agreement.

9. Action upon Termination.  From and after the Termination Date, the Consultant shall not be entitled to compensation for further services under this Agreement, but shall be owed all compensation accruing to the date of termination.  Upon such termination, the Consultant shall forthwith:

(a) pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)  deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Consultant.

10. Representations and Warranties.

(a) The Company hereby represents and warrants to the Consultant as of the date hereof as follows:

(i) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company, and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Consultant represents and warrants to the Company as of the date hereof as follows:

(i) The execution, delivery and performance by the Consultant of this Agreement, and the consummation by the Consultant of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Consultant.  This Agreement has been duly and validly executed and delivered by the Consultant, and constitutes the valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its respective terms.

(ii) The Consultant has exclusive and good and marketable title (to the extent applicable) to the Transferred IT Equipment and Software, free and clear of all Encumbrances.

(iii) ALL OF THE TRANSFERRED IT EQUIPMENT AND SOFTWARE IS SOLD AS IS, WHERE IS, AND WITH ALL FAULTS, AND THE CONSULTANT MAKES NO EXPRESS WARRANTIES AND NO WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AS TO THE TRANSFERRED IT EQUIPMENT AND SOFTWARE.

11. Limits of Consultant Responsibility; Indemnification.

(a) The Consultant assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and in accordance with the standard of performance set forth in Section 5 of this Agreement.  The Consultant, its officers, directors, employees, any Person controlling or controlled by the Consultant and any Person providing sub-advisory services to the Consultant and the officers, directors and employees of the Consultant, its officers, directors, employees and any such Person will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Consultant’s duties under this Agreement.  The Company shall, to the full extent lawful, reimburse, indemnify and hold the Consultant, its officers, stockholders, directors, employees, and any Person controlling or controlled by the Consultant, together with the managers, officers, directors and employees of the Consultant, its officers, members, directors, employees, and any such Person (each a “Consultant Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Consultant Indemnified Party made in good faith in the performance of the Consultant’s duties under this Agreement and not constituting such Consultant Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Consultant’s duties under this Agreement.

(b) The Consultant shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Consultant Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Consultant’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

(c) The Indemnitee will promptly notify the Party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor.  The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim.  In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent.  If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(d) The provisions of this Section 11 shall survive the Termination Date as to any claim arising or resulting from events occurring prior to the Termination Date.

12. Relationship of Parties.  The Consultant is and shall remain at all times an independent contractor of the Company in the performance of all Transition Services hereunder.  In all matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and have all responsibility for the payments of compensation with respect to its employees and agents, and employees or agents of one Party shall not be considered employees or agents of any other Party for any purpose.  For the avoidance of doubt, (i) the Consultant is the sole employer of each Effective Time Employee, and the Company shall not be deemed an employer of any such employee, unless and until such employee terminates employment with the Consultant and commences employment with the Company, and (ii) with respect to each such employee, from and after such time, the Company shall be the sole employer of such Effective Time Employee, and the Consultant shall not be deemed an employer of any such employee for any purpose thereafter.  Except as specifically provided herein, none of the Parties shall act or represent or hold itself out as having authority to act as an agent or partner of any other Party, or in any way bind or commit any other Party to any obligations.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being responsible only for its obligations as set forth in this Agreement.

13. Other Activities of the Consultant and its Affiliates.  Nothing herein contained shall prevent the Consultant or any of its Affiliates from engaging in any business (whether or not competitive with the business of the Company and its Subsidiaries) or earning fees from other activities, including, without limitation, the investment by the Consultant or any of its Affiliates in assets similar to those owned and/or invested in by the Company, rendering of advice to other Persons and the management of other programs advised, sponsored or organized by the Consultant or its Affiliates; nor shall this Agreement limit or restrict the right of the Consultant or any director, officer, employee, or stockholder of the Consultant or its Affiliates to engage in or earn fees from any other business (whether or not competitive with the business of the Company and its Subsidiaries) or to render services of any kind to any other partnership, corporation, firm, individual, trust or association.

14. Assignment to an Affiliate.  This Agreement may be assigned by the Consultant to an Affiliate with the prior written consent of the Company.  The Consultant may assign any rights to receive fees or other payments under this Agreement to any Affiliate without obtaining the prior written consent of the Company.  This Agreement shall not be assigned by the Company without the consent of the Consultant, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

15. Confidentiality.  For a period beginning at the Effective Time and ending on the seventh anniversary of the date hereof, the Consultant agrees that it will keep confidential all of the Company’s Confidential Information and the Company agrees that it will keep confidential all Confidential Information of the Consultant and its Affiliates.  Either party (the “Disclosing Party”) may disclose the other party’s (the “Non-disclosing Party”) Confidential Information if such information is disclosed (i) to the Disclosing Party’s representatives who are subject to confidentiality obligations no less protective of the Confidential Information than the obligations contained in this Agreement, (ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Disclosing Party is subject) or stock exchange rule, provided that the Disclosing Party gives the Non-disclosing Party prompt notice of such request(s), to the extent practicable (and not prohibited by Law), so that such Non-disclosing Party may seek, at its expense, an appropriate protective order, confidential treatment order or similar relief (and the Disclosing Party shall reasonably cooperate with such efforts by the Non-disclosing Party), or (iii) if the prior written consent of the Non-disclosing Party shall have been obtained.  For a period beginning at the Effective Time and ending on the third anniversary of the date hereof, (i) none of the Consultant nor any of its Affiliates shall use or otherwise exploit for its own benefit or for the benefit of any Person other than the Company, any of the Company’s Confidential Information, and (ii) none of the Company nor any of its Affiliates shall use or otherwise exploit for its own benefit or for the benefit of any Person, any Confidential Information of the Consultant or any of its Affiliates.  “Confidential Information” means any confidential or proprietary information concerning either party hereto or an Affiliate of such party or the financial condition, business, operations or prospects of either party and its Affiliates; provided that (i) the parties agree that the Schedules to this Agreement shall be deemed “Confidential Information,” and (ii) the term “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure in violation of the terms of this Section 15.

16. Non-Solicitation.  For a period beginning at the Effective Time and ending on the first anniversary of the date hereof (the “Restrictive Period”), neither the Consultant nor any of its Affiliates nor any of their respective representatives acting as a principal of the Consultant or any such Affiliate, without the express written consent of the Company, shall, directly or indirectly, (A) solicit or encourage any employee or consultant of the Company or any of its Subsidiaries to terminate or diminish his or her employment or relationship with the Company or any of its Subsidiaries, (B) hire, engage or retain, or cause to be hired, engaged or retained, any Person who is an employee or exclusive consultant of the Company or any of its Subsidiaries or (C) assist any other Person to do any of the acts prohibited by this Section 16.  During the Restrictive Period, neither the Company nor any of its Affiliates nor any of their respective representatives acting as a principal of the Company or any such Affiliate, without the express written consent of the Consultant, shall, directly or indirectly, (A) solicit or encourage any employee or consultant of the Consultant or any of its Affiliates to terminate or diminish his or her employment or relationship with the Consultant or any of its Affiliates, (B) hire, engage or retain, or cause to be hired, engaged or retained, any Person who is an employee or exclusive consultant of the Consultant or any of its Affiliates or (C) assist any other Person to do any of the acts prohibited by this Section 16.

17. Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission or electronic mail with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:

Chimera Investment Corporation
1211 Avenue of the Americas
New York, New York 10036
Attention: Chief Financial Officer
Facsimile: (212) 696-9809
E-mail: rcolligan@annaly.com

If to the Consultant:

Fixed Income Discount Advisory Company
1211 Avenue of the Americas
New York, New York 10036
Attention: Chief Legal Officer
Facsimile: (347) 342-3959
E-mail: nsingh@annaly.com

Either Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18. Modification.  This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

19. Force Majeure.  No Party shall be liable for any failure to perform or any delays in performance, and no such Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and without its fault or negligence, including, without limitation, such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, epidemic or pandemic of disease or other similar causes (“Force Majeure Event”).  In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay.

20. No Third Party Rights.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder, except that (a) the Consultant Indemnified Parties shall be intended third party beneficiaries of Section 11(a), (b) the Company Indemnified Parties shall be intended third party beneficiaries of Section 11(b), and (c) the  respective subsidiaries and Affiliates described in Section 16 shall be intended third-party beneficiaries of Section 16.

21. Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22. Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.  The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

23. Entire Agreement.  The Transaction Documents contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

24. Indulgences not Waivers.  Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

25. Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26. Titles not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

28. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Consultant, on the one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of the Consultant to cause the Company, on the one hand, and the right of the Company to cause the Consultant, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

The parties hereto agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Consultant nor the Company would have entered into this Agreement.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

29. FIDAC Net Worth.  By its signature hereto, Annaly Capital Management, Inc. agrees that at all times prior to the later of (a) the Termination Date, and (b) the date upon which the Consultant has provided the Transition Services required to be provided by it hereunder, it shall cause the Net Worth of the Consultant to be not less than $5,000,000.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement as of the date first written above.

CHIMERA INVESTMENT CORPORATION

By: /s/ Matthew Lambiase
Name: Matthew Lambiase
Title: Chief Executive Officer

FIXED INCOME DISCOUNT ADVISORY COMPANY

By: /s/ Glenn Votek
Name: Glenn Votek
Title: Chief Financial Officer

Solely for purposes of the termination of the Administrative Services Agreement, as described in Section 2(a):

RCAP SECURITIES, INC.

By: /s/ Thomas Murphy
Name: Thomas Murphy
Title: President

[Signature pages continued on next page]

[Signature Page to Transition Services Agreement]

[Signature pages continued from previous page]

Solely for the purposes of Section 29:

ANNALY CAPITAL MANAGEMENT, INC.

By: /s/ Glenn Votek
Name: Glenn Votek
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]